Exhibit 99.2

            Comments for First Quarter 2005 Earnings Conference Call
                             Friday, April 29, 2005
                                  10:30AM (EST)

MetroTech Board Room                Phone #  718-403-3318
Dial In #: 888-552-7850             International Dial In #: 706-645-9166

Introduction (G. Laskaris)
Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's First Quarter 2005 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy. Our 10-Q was also filed with the SEC this morning.

-    Our conference call format today is as follows:

     - Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

     - Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

     - Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

     -    And we will take questions at the end of the call.

     - Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.







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Strategic Overview  (R.B. Catell)

Thank you, George, and good morning. I am pleased to report that KeySpan had a strong start to the new year, driven by the solid performance of our core gas and electric businesses in the first quarter of 2005.

Core earnings were $1.49 per share for 2005, as compared to $1.39 per share for 2004, excluding special items and the contributions from non-core assets. This is an increase of 7% year over year, as well as 8% ahead of Wall Street consensus. The contributions from non-core investments in 2004 totaled $0.15 per share from Houston Exploration and KeySpan Canada - presently called Keyera - which were sold in the fourth quarter of 2004.

KeySpan achieved these results, despite winter weather that was warmer than last year. We were able to grow our gas business this quarter with over 8,400 installations and $9.3 million in new gross profit margin. We are on track to meet our new gross profit margin goal of almost $50 million this year, and will achieve it efficiently with a reduced level of capital and marketing expenses. The 250 MW expansion at the Ravenswood generating facility, which went into commercial operation in April last year, contributed to the growth in the electric business with its added capacity in the New York City load pocket.

During the quarter we delivered on our promise to divest of the mechanical contracting companies, and with the sale of the Premier pipeline in Northern Ireland in March, we have now completed the sales of our non-core assets, and have put the proceeds from these sales to work, strengthening our balance sheet. We continued to enhance our financial position in the first quarter with the redemption of $500 million of outstanding bonds in January, which helped to further lower our interest costs. In February, we made the first quarterly dividend payment based on our increased annual dividend of $1.82 per share, based on the strong cash flows from our core businesses.

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In terms of operating income, results were $439 million in the first quarter, up
$22 million or 5% over 2004, excluding last year's contribution from Houston Exploration and KeySpan Canada. In addition to the growth in the gas and electric businesses, the energy services segment had a lower loss, year over year.

And I am pleased that our gas distribution system continued to operate reliably throughout the winter, as our system set a record sendout in January in New York.

Now I would like to provide an update on other items:

     - The Long Island Power Authority is still reviewing a number of strategic options regarding its future direction, including the privatization of its T&D system, its option to purchase KeySpan's Long Island generation, or to just continue its operations as they presently exist. The generation purchase option was to end in May 2005, but LIPA requested an extension to December 15th, which we granted in order to give LIPA enough time to consider all of its alternatives - keeping in mind that privatizing the T&D system could present an opportunity for KeySpan. We have several long-term contracts in place with LIPA, some extending out to 2013. We will continue to support LIPA's decision-making process, as our contracts remain in place.

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     -    With respect to our new investments and projects,  we continue to move forward in the regulatory process for KeySpan LNG in Providence, and the Millennium and Islander East pipelines. We are awaiting a judge's decision on a water permit for Islander East, as well as a federal court decision to clarify jurisdictional issues on KeySpan LNG. We are expecting a FERC Final Environmental Impact statement on Providence in June. In addition, we expect to file shortly an amendment to our FERC application for the Millennium pipeline, as well as conduct an open season for its capacity. These projects are expected to be in service in the 2006 to 2007 time frame.

     - We have a number of other projects in the pipeline... we expect to bid on the New York Power Authority RFP for 500 MW, and are considering new investments in gas storage.

At this time, I will turn the discussion over to Bob Fani who will review our operations.


Operational Update - (R.J. Fani)
Thank you, Bob, and good morning.

Looking at the operational highlights for the first quarter, I would like to start with the gas distribution business which serves our New York City, Long Island and New England regions.

I am pleased to report that our operating income of $392 million for the quarter exceeded 2004 results by 3%.

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o    Results  reflect an increase in net gas revenues of $21 million or 3% which benefited predominantly from new customer additions and sales in our large volume heating market, both of which helped offset the impact of weather that was colder than normal, but 5% warmer in NY and 2% warmer in New England than last year. This net revenue increase includes the following items:

     o $15.2 million resulting from the impact of customer additions and conversions to natural gas, net of attrition, conservation and the impact of price elasticity;

     o $11.6 million net revenues increase in our large volume heating market, reflecting an increase in gas sales quantity as well as improved pricing.

     o    And since weather was 3% colder than normal,  we refunded $4.8 million
          to  New  York  and  Long   Island   customers   through   the  weather
          normalization adjustment.

This increase in net revenues was partially offset by an increase in operating expenses of $9 million or 3%, primarily associated with higher O&M costs and depreciation levels. Over half of this increase was a higher provision for uncollectibles due to rising gas costs, as we saw the price of gas per dekatherm increase 8% from last year. Depreciation levels increased by $4 million, reflecting the continued investments in the gas system. With respect to customer bills, we are projecting that our customers will experience an increase of 5 to 10% for the heating season compared to last year.


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Turning now to our  aggressive  sales effort,  we completed  more than 8,400 gas installations despite the challenge of a high gas cost environment. These additions added approximately $9.3 million in new gross profit margin - comprised of $3.5 million in new gross profit margin in New York City, $2.3 million on Long Island, and another $3.5 million in our New England territory.

And because of our supply planning conducted prior to the heating season, we had adequate supply available to meet our firm customers' needs for this winter, even as we set record sendouts in our New York City and Long Island service territories.


Moving to the Electric Services business... which provides generation to the New York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts.

I am pleased to report operating income of $51 million for the electric segment, which is up $4 million or 8% over last year.

These results reflect an increase in electric net revenues of $14 million or 5% compared to last year, benefiting primarily from the addition of the new 250 MW combined cycle plant at our Ravenswood facility and earned LIPA incentives. Net revenue from the Ravenswood facility increased $9 million, reflecting an increase in capacity revenues of $6 million, as well as higher energy margins of $3 million.

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The  increase  in energy  margins  reflect a 2%  increase  in energy  sales to 1 million megawatthours sold into the NYC market, as well as a 13% increase in realized spark spreads. Other electric net revenues were up $5 million, primarily from the LIPA contracts, resulting from the timing of incentives associated with these contracts.

Partially offsetting this increase in net revenues was an increase in operating expenses of $10 million, primarily associated with higher O&M costs. This increase reflects $4.5 million in operating lease costs associated with the financing of the Ravenswood expansion, as well as a $4 million increase due to the timing of the major overhaul of our largest unit at Ravenswood.

Consistent with our low risk business model, we are on target with our hedging program at Ravenswood to lock in spark spreads for 50% of the sales for the summer months.

Turning to Energy Investments...

This segment includes the Company's Seneca Upshur exploration and production operations, as well as other domestic energy related investments. This segment reported operating income of $6 million -- $2 million higher than in 2004, excluding the 2004 results of $71 million associated with our ownership interest in Houston Exploration and KeySpan Canada, which were both sold in 2004. These results benefited primarily from the addition of the Seneca Upshur subsidiary, which was acquired in June 2004.

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Moving now to Energy Services...

which provides energy related services and products to homes and businesses. We completed the sale of the mechanical contracting businesses in the first quarter, which was classified as discontinued operations. The remainder of the segment, which is primarily comprised of Home Energy Services and two engineering companies, reported a seasonal loss of $3 million for the quarter, as compared to a loss of $18 million last year. Excluding the write-downs of approximately $14 million for accounts receivables and inventory balances recorded in the first quarter of 2004, the results for 2005 are similar to the year before.

At this point, I will turn it over to Gerry for a more detailed financial review of our results.


Financial Update    (G. Luterman)

Thanks, Bob, and good morning. The strong results of the first quarter of 2005 that Bob discussed were supported by and consistent with the continued successful execution of our financial strategy. We had four major accomplishments during the quarter, specifically:

     - the redemption of $500 million of 6.15% bonds, helping to lower our debt-to-total capitalization ratio to 51%, 600 basis points lower than year end;

     - the sale of our investment in the Premier pipeline in Northern Ireland, the last non-core asset that we had committed to monetizing;

     - the sales of the mechanical contracting companies in the Energy Services segment;

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     -    and the  successful  remarketing  of the  debt  component  of our MEDS
          Equity Units . . followed by the subsequent exchange of $300 million of the 4.9% 3-year notes for 5.8% 30-year notes.

In the first quarter, the Company was able to build upon the foundation set in 2004, when we realized approximately $1 billion in proceeds from the sales of non-core assets and used them to strengthen the capital structure. The beneficial early results are clearly shown in the 29% reduction in interest expense including an interest rate swap ($11.2 million), for the quarter over last year, as we steadily reduced our debt levels to $3.9 billion currently, as compared to $5.5 billion one year ago. We now have effectively no debt maturing through 2008.

All in all, this financial strength translates into our `A' quality credit ratings providing us with liquidity and excellent access to the capital markets.

In May, KeySpan will have the equity component of the MEDS Equity Units convert into common shares, from 10.9 to 13 million shares, depending on the average closing price of the common stock. The expected dilution of $0.10 per share is already built into our earnings guidance for 2005, which remains at $2.30 to $2.40 per share, excluding special items. The equity issuance will further improve our debt to total capitalization ratio, which is projected to be 49% at year-end. Assuming the issuance of equity from the MEDS Equity Units, the pro-forma debt-to-cap ratio at quarter-end 2005 is approximately the same at 49%.

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KeySpan's  capital   expenditures  for  the  first  quarter  of  2005  are  down approximately $25 million to approximately $110 million for core operations compared to last year, reflecting our continued focus on capital efficiency - primarily in the gas distribution business. Despite high gas prices and their impact on working capital, cash flow for the first quarter of 2005 was similar to 2004, excluding E&P and a one-time benefit from the set-up of our insurance captive in 2004.

In conclusion, the strong first quarter results for 2005 demonstrate KeySpan's financial strength, and position the Company well for future growth. I will now turn it back to Bob for some closing comments.

Closing Comments  (R.B. Catell)
Thank you, Gerry, for the financial update.

Our strong first quarter sets us on the path for growth in 2005. And we are prepared for the upcoming cooling season, with our hedging strategy underway and our well-maintained generating units providing reliable power to the capacity-constrained New York City and Long Island load pockets. Our low-risk business model is the basis for delivering steady growth in earnings of 4 to 5%, along with our solid dividend - recently increased to $1.82 per share starting in February and yielding approximately 4.5% -- for a total return of 9 to 10% to our shareholders.

Thank you, and we would now be glad to take your questions.


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